News Release	Exhibit 99.1

October 17, 2011	Contact:	Stacy Frole	(419) 627-2227

RICHARD A. ZIMMERMAN PROMOTED TO CHIEF OPERATING OFFICER
SANDUSKY, OHIO, October 17, 2011 - Cedar Fair (NYSE: FUN), a leader in regional amusement parks, water parks and active entertainment, is pleased to announce the promotion of Richard A. Zimmerman to the position of Chief Operating Officer.
“During his time with Cedar Fair, Richard has demonstrated the quality of leadership and high standards that make him especially well-qualified for this role,” said Matt Ouimet, Cedar Fair's president. “As Chief Operating Officer, Richard will be responsible for the execution of our strategic plan, leadership development and most importantly, for ensuring all of our parks deliver the high-quality guest experience that Cedar Fair is known for.”
Zimmerman has more than 20 years of experience in the amusement park industry and most recently served as Executive Vice President of Cedar Fair. Prior to that he served as Regional Vice President since June 2007 and as Vice President and General Manager of Kings Dominion since 1998. Prior to entering the amusement park industry, Richard served in various roles with Paramount Communications, Inc., including vice president of financial planning and analysis for Paramount's Madison Square Garden Division and was a member of Paramount's merger and acquisition team.
About Cedar Fair
Cedar Fair is a publicly traded partnership headquartered in Sandusky, Ohio, and one of the largest regional amusement-resort operators in the world. The Company owns and operates 11 amusement parks, six outdoor water parks, one indoor water park and five hotels. Its parks are located in Ohio, California, North Carolina, South Carolina, Virginia, Pennsylvania, Minnesota, Missouri, Michigan, and Toronto, Ontario. Cedar Fair also operates the Gilroy Gardens Family Theme Park in California under a management contract. Cedar Fair's flagship park, Cedar Point, has been consistently voted the “Best Amusement Park in the World” in a prestigious annual poll conducted by Amusement Today newspaper.
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This news release and prior releases are available online at www.cedarfair.com.

Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870-5259 419-627-2233